UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
_______________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 13, 2007

Voxware, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-021403	36-3934824
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of Incorporation)

Lawrenceville Office Park, 168 Franklin Corner Road, Lawrenceville, New Jersey		08648
(Address of Principal Executive Offices)		(Zip Code)

(609) 514-4100
(Registrant's telephone number,
including area code)

___________________Not applicable____________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

G	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

G	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

G	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

G	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02. Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Director

     On September 13, 2007, the Board of Directors (the “Board”) of Voxware, Inc., a Delaware corporation (the “Company”), appointed Mr. Don Cohen as a Class II Director to the Board to fill the vacancy created by the previous resignation of Mr. David B. Levi. Mr. Cohen shall hold such position until the next annual meeting of stockholders at which Class II Directors are elected and until his successor shall have been duly elected and qualified. Since February 2007, Mr. Cohen has served as Chief Technology Officer for Archive Systems, Inc., a privately-held, web-based image access and document capture service. From October 2005 through January 2007, Mr. Cohen served as Business Unit Executive for Rocket Software, Inc., a privately-held enterprise infrastructure developer. From April 2003 through October 2005, Mr. Cohen served as Vice President, Software Engineering for the Company. Prior to that, Mr. Cohen held various positions with Princeton Softech, Inc., a Company dedicated to the development of data application management. Mr. Cohen received his B.S. from SUNY Albany and his M.S. from Rutgers University.

Resignation of Chief Financial Officer

     On September 13, 2007, Paul Commons, Vice President, Chief Financial Officer and Secretary of the Company, informed the Board that he intended to resign from his officer positions with the Company on or about September 30, 2007 to work for a local technology startup in the Knowledge Process Outsourcing space. Mr. Commons has served as the Company’s Vice President, Chief Financial Officer and Secretary since June 2004. There is no disagreement between Mr. Commons and the Company on any matter relating to the Company’s operations, policies or practices.

Employment Agreement with President and Chief Executive Officer

     On September 14, 2007, the Company and Scott J. Yetter entered into an Executive Employment Agreement pertaining to Mr. Yetter’s continued service as the Company’s President and Chief Executive Officer (the “Agreement”). The Agreement will continue, unless earlier terminated by the parties, until September 14, 2010 (the “Term”). The Term will be automatically extended for successive one-year periods unless either the Company or Mr. Yetter provides a written notice at least 90 days preceding the date of any such extension that such party does not intend to extend the Term. Mr. Yetter’s shall receive a base salary under the Agreement of at least $20,000 per month (“Base Salary”), which shall be subject to adjustment as determined by the Board in its sole discretion. Mr. Yetter will be eligible to receive an annual discretionary bonus determined by the Board based upon certain performance standards relating to the Company’s performance against its Business Plan in terms of revenue and profitability. Mr. Yetter’s bonus shall range from 0-50% of Mr. Yetter’s Base Salary, subject to achievement of performance goals. On September 4, 2007, Mr. Yetter also received options to purchase 144,800 shares of the Company’s common stock under the Company’s 2003 Stock Incentive Plan, as amended (the “Plan”) and restricted stock units representing 125,057 shares of the Company’s common stock (such option and restricted stock awards having been disclosed on the Company’s Current Report on Form 8-K filed September 10, 2007). Mr. Yetter will also be eligible to receive equity compensation awards under the Plan, or any such successor equity compensation plan as may be in place from time to time.

The Agreement provides that in the event the Company terminates Mr. Yetter at any time without “Cause” (as defined in the Agreement) or Mr. Yetter resigns for “Good Reason” (as defined in the Agreement), Mr. Yetter will be entitled, for a period of six (6) months, to receive severance payments equal to his Base Salary in effect at that time, plus a prorated portion of his annual bonus. The severance amounts shall be paid in accordance with the Company’s payroll practices during the six (6) months. In addition, the Company shall (in accordance with the terms of the Company’s applicable medical plan) pay monthly COBRA medical insurance costs (as defined in the Agreement), if Mr. Yetter continues medical coverage under COBRA, for a period of six (6) months following such termination. The Agreement also contains customary provisions concerning confidentiality and non-competition.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Executive Employment Agreement, dated as of September 14, 2007, between Voxware, Inc. and Scott J. Yetter.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

VOXWARE, INC.

Dated: September 17, 2007	By:	/s/ Scott J. Yetter
Name: Scott J. Yetter
Title: President and Chief Executive Officer